Exhibit 2.2

AGREEMENT OF MERGER

Now, on this 17 day of May, 2010, the Zheng Hui Industry Corporation, an Oregon corporation, and the Zheng Hui Industry Corporation, a Nevada corporation, have entered into the following Agreement of Merger:

WITNESSETH that:

WHEREAS, the respective Boards of Directors of the foregoing named corporations deem it advisable that the corporations merge into a single corporation as hereinafter specified; and

WHEREAS, said Zheng Hui Industry Corporation, an Oregon corporation, filed its Certificate of Incorporation in the office of the Secretary of State of the State of Oregon on January 22, 2009; and

WHEREAS, said Zheng Hui Industry Corporation, a Nevada corporation, filed its Certificate of Incorporation in the office of the Secretary of State of the State of Nevada on May 17, 2010; and

WHEREAS, Zheng Hui Industry Corporation, a Nevada corporation is the wholly owned subsidiary of Zheng Hui Industry Corporation, an Oregon corporation;

NOW, THEREFORE, the corporations, parties to this Agreement, by and between their respective Boards of Directors, in consideration of the mutual covenants, agreements and provision hereinafter contained, do hereby prescribe the terms and conditions of said merger and of carrying the same into effect as follows:

FIRST, the Zheng Hui Industry Corporation, an Oregon corporation, hereby merges into Zheng Hui Industry Corporation, a Nevada corporation, which shall be the surviving corporation.

SECOND, the Certificate of Incorporation of Zheng Hui Industry Corporation, a Nevada corporation, as in effect on the date of the merger provided for in this Agreement, shall continue in full force and effect as the Certificate of Incorporation of the corporation surviving this merger.

THIRD, the manner of converting the outstanding shares of each of the constituent corporations shall be as follows:

Each share of Zheng Hui Industry Corporation, an Oregon corporation, shall be exchanged for one share of Zheng Hui Industry Corporation, a Nevada corporation.

FOURTH, this merger shall become effective upon filing with the Secretary of State of the State of Oregon.

Dated: May  17, 2010

/s/ Junfeng Shan
Junfeng Shan, Chief Executive Officer